Exhibit 23.1 Consent of Crowe Chizek and Company LLC Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Shopsmith, Inc. on Form S-8 (Registration No. 33-64663 and 333-17437) of our report dated May 13, 2005, except for Note 3, for which the date is June 3, 2005, on our audits of the consolidated financial statements of Shopsmith, Inc. and Subsidiaries as of April 2, 2005 and April 3, 2004 and for the years ended April 2, 2005, April 3, 2004 and April 5, 2003, which report appears in the 2005 Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated May 13, 2005 relating to the financial statement schedule which appears in this Annual Report on Form 10-K.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Columbus, Ohio
June 29, 2005